Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2020

STATEN ISLAND, New York – June 15, 2020. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three months and six months ended April 30, 2020:

Net sales Net sales totaled $20,095,876 for the three months ended April 30, 2020, a decrease of $620,615, or 3.0%, from $20,716,491 for the three months ended April 30, 2019. Net sales totaled $39,381,377 for the six months ended April 30, 2020, a decrease of $4,968,922, or 11.2%, from $44,350,299 for the six months ended April 30, 2019. The decrease in net sales was due to lower sales of green coffee during the six months as customers slowed purchases due to the volatility in the green coffee market. Additionally, the COVID-19 pandemic caused many of the Company’s café, restaurant and food service customers to either close or suspend their business operations during the period resulting in lost revenues from that segment of its customer base.

Cost of sales Cost of sales for the three months ended April 30, 2020 was $15,589,450, or 77.6% of net sales, as compared to $17,174,825, or 82.9% of net sales, for the three months April 30, 2019. Cost of sales for the six months ended April 30, 2020 was $31,760,285, or 80.6% of net sales, as compared to $36,239,592, or 81.7% of net sales, for the six months April 30, 2019. The decrease in cost of sales was due to the Company’s decreased sales partially offset by the unrealized losses on its options and futures hedges.

Gross profit Gross profit for the three months ended April 30, 2020 amounted to $4,506,426 or 22.4% of net sales, as compared to $3,541,666 or 17.1% of net sales, for the three months ended April 30, 2019. Gross profit for the six months ended April 30, 2020 amounted to $7,621,092 or 19.4% of net sales, as compared to $8,110,707 or 18.3% of net sales, for the six months ended April 30, 2019. The increase in gross profits as a percentage of sales is attributable to a change in the Company’s product mix where it sold a higher percentage of branded and private label roasted coffee for the six months combined with an improvement in the Company’s hedging operations as compared to 2019.

Total operating expenses Total operating expenses decreased by $21,531 to $3,612,877 for the three months ended April 30, 2020 from $3,634,408 for the three months ended April 30, 2019. Selling and administrative expenses decreased by $21,531 and officers’ salaries remained constant. Total operating expenses decreased by $225,573 to $7,287,842 for the six months ended April 30, 2020 from $7,513,415 for the six months ended April 30, 2019. The Company’s efforts to control costs through the elimination of redundancy in its operations and the elimination of certain unnecessary variable costs were the primary reasons for this decrease.

The Company had a net income of $498,518 or $0.09 per share basic and diluted, for the three months ended April 30, 2020 compared to a net loss of $238,468, or $0.04 per share basic and diluted for the three months ended April 30, 2019. The Company had a net loss of $101,330 or $0.02 per share basic and diluted, for the six months ended April 30, 2020 compared to net income of $76,247, or $0.01 per share basic and diluted for the six months ended April 30, 2019. The decrease in net income was due primarily to the reasons described above.

“Despite the significant turmoil in the markets and economy as a whole, we are pleased to report a profit of $0.09 a share for the quarter ended April 30, 2020. We were able to maintain sales volumes despite the impact of nation-wide shutdowns and stay-at-home orders due to the COVID-19 pandemic. Many of our customers who purchase green coffee from us for their food service, café and restaurant roasting, were forced to significantly curtail, or close altogether, their operations at various times during the quarter. These closures forced our customers to cease all purchases from us. However, the revenue we lost from our food service, café and restaurant customers was offset by increased sales of our branded and private label products to large wholesalers and retailers across the U.S. Because of this offsetting increase, sales were only down by 3% compared to the second quarter of 2019, even as green coffee prices were 10% lower this quarter. We continue to be negatively impacted by the change in the relationship of Steep & Brew’s largest customer from a vendor relationship to a brokerage relationship, which accounted for a decline of $1.3 million in revenue during the first quarter of 2020 and $1.1 million in revenue during the current quarter. The effect of this change in relationship resulted in a change of the characterization of these transactions on our income statement from sales to a brokerage transaction, which ultimately had no net effect on our profits during the quarter,” stated Andrew Gordon, President and CEO of Coffee Holding Co., Inc.

“I thought it was a positive quarter overall,” continued Mr. Gordon. “The COVID-19 pandemic did hurt our overall sales, but as part of an essential industry, our factories continued to operate. Fortunately, we did not have to terminate employees during this period and I am proud to say all of our employees received full pay throughout this period. I believe it is a testament to our business model that we did not have to rely on any government funded programs to do so,” stated Mr. Gordon. “In addition, our profitability was once again negatively impacted on a non-cash basis by $241,000 or $0.04 a share due to the cost of our employee stock option plan which is still being amortized, but only for one more additional quarter.

“Lastly, this was the first quarter in over two years that all of our subsidiary companies contributed to the overall profitability of the parent company and I am confident that the changes we implemented over the past year will now keep this trend intact into future quarters,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth at Steep N Brew and Comfort Foods. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, the effect of the COVID-19 pandemic, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact
Coffee Holding Co., Inc.
Andrew Gordon
President& CEO
718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

APRIL 30, 2020 AND OCTOBER 31, 2019

	April 30, 2020	October 31, 2019
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$2,647,456	$2,402,556
Accounts receivable, net of allowances of $144,000 for 2020 and 2019	9,249,966	9,421,427
Inventories	18,366,782	18,841,225
Due from broker	-	101,031
Prepaid expenses and other current assets	516,478	587,626
Prepaid and refundable income taxes	222,676	385,934
TOTAL CURRENT ASSETS	31,003,358	31,739,799

Machinery and equipment, at cost, net of accumulated depreciation of $7,279,571 and $6,931,913 for 2020 and 2019, respectively	2,225,649	2,413,533
Customer list and relationships, net of accumulated amortization of $173,003 and $151,627 for 2020 and 2019, respectively	511,997	533,373
Trademarks and tradenames	1,488,000	1,488,000
Non-compete, net of accumulated amortization of $39,600 and $29,700 for 2020 and 2019, respectively	59,400	69,300
Goodwill	2,488,785	2,488,785
Equity method investments	83,016	86,008
Deferred income tax asset	523,725	480,473
Right of use asset	2,296,687
Deposits and other assets	317,082	387,453
TOTAL ASSETS	$40,997,699	$39,686,724

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,687,344	$4,344,015
Line of credit	5,108,872	7,167,740
Note payable – current portion	4,440	-
Lease liability – current portion	476,754	-
Due to broker	217,905	-
Income taxes payable	317	100
TOTAL CURRENT LIABILITIES	10,495,632	11,511,855

Deferred income tax liabilities	823,682	872,232
Deferred rent payable		193,461
Lease liability	1,992,123	-
Note payable – long term	20,372	-
Deferred compensation payable	308,082	378,453
TOTAL LIABILITIES	13,639,891	12,956,001
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 shares outstanding for 2020 and 2019, respectively	6,494	6,494
Additional paid-in capital	17,069,914	16,580,974
Retained earnings	13,208,839	13,310,169
Less: Treasury stock, 925,331 common shares, at cost for 2020 and 2019, respectively	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,651,687	25,264,077
Noncontrolling interest	1,706,121	1,466,646
TOTAL EQUITY	27,357,808	26,730,723
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,997,699	$39,686,724

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX AND THREE MONTHS ENDED APRIL 30, 2020 AND 2019

(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2020	2019	2020	2019
NET SALES	$39,381,377	$44,350,299	$20,095,876	$20,716,491

COST OF SALES (including $3.0 and $4.1 million of related party costs for the six months ended April 30, 2020 and 2019, respectively. Including $1.7 and $2.3 million for the three months ended April 30, 2020 and 2019, respectively.)	31,760,285	36,239,592	15,589,450	17,174,825

GROSS PROFIT	7,621,092	8,110,707	4,506,426	3,541,666

OPERATING EXPENSES:
Selling and administrative	6,960,438	7,152,915	3,455,723	3,477,254
Officers’ salaries	327,404	360,500	157,154	157,154
TOTAL	7,287,842	7,513,415	3,612,877	3,634,408

INCOME (LOSS) FROM OPERATIONS	333,250	597,292	893,549	(92,742)

OTHER INCOME (EXPENSE)
Interest income	2,696	5,353	1,952	3,565
Loss from equity method investment	(2,991)	(78)	(1,680)	(184)
Interest expense	(105,459)	(130,331)	(49,725)	(64,091)
TOTAL	(105,754)	(125,056)	(49,453)	(60,710)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	227,496	472,236	844,096	(153,452)

Provision (benefit) for income taxes	89,351	81,130	154,767	(44,790)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	138,145	391,106	689,329	(108,662)
Less: Net (income) attributable to the non-controlling interest	(239,475)	(314,859)	(190,811)	(129,806)

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(101,330)	$76,247	$498,518	$(238,468)

Basic and diluted (loss) earnings per share	$(.02)	$.01	$.09	$(.04)

Weighted average common shares outstanding:
Basic and diluted	5,569,349	5,569,349	5,569,349	5,569,349

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2020 AND 2019

(Unaudited)

	2020	2019
OPERATING ACTIVITIES:

Net income	$138,145	$391,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	378,934	360,940
Stock-based compensation	488,940	25,000
Unrealized loss on commodities	318,936	604,388
Loss on equity method investments	2,991	78
Deferred rent	-	(24,101)
Amortization of right to use asset	215,335	-
Deferred income taxes	(91,802)	(114,038)
Changes in operating assets and liabilities:
Accounts receivable	171,461	1,173,057
Inventories	474,443	(1,143,369)
Prepaid expenses and other current assets	71,148	68,526
Prepaid and refundable income taxes	163,258	152,691
Accounts payable and accrued expenses	343,330	(1,937,413)
Change in lease liability	(236,607)	-
Deposits and other assets		(168,914)
Income taxes payable	217	13,609
Net cash provided by (used in) operating activities	2,438,729	(598,440)

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(132,967)	(286,721)
Net cash used in investing activities	(132,967)	(286,721)

FINANCING ACTIVITIES:
Advances under bank line of credit	641,132	7,526
Principal payment on note payable	(1,994)	(70,255)
Principal payments under bank line of credit	(2,700,000)	(500,000)
Net cash used in financing activities	(2,060,862)	(562,729)

NET INCREASE (DECREASE) IN CASH	244,900	(1,447,890)

CASH, BEGINNING OF PERIOD	2,402,556	4,611,384

CASH, END OF PERIOD	$2,647,456	$3,163,494

	2020	2019
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$113,647	$131,901
Income taxes paid	$17,678	$28,868

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Initial recognition of operating lease right of use asset	$2,512,022
Initial recognition of operating lease liabilities	$2,705,484

Machinery and equipment acquired through financing	$26,807